Exhibit 99.1

Jack in the Box Inc. Reports Third Quarter FY 2018 Earnings

Updates Guidance for FY 2018; Provides Long-Term Goals;
Declares Quarterly Cash Dividend

SAN DIEGO SAN DIEGO--(BUSINESS WIRE)--August 8, 2018--Jack in the Box Inc. (NASDAQ: JACK) today reported financial results for the third quarter ended July 8, 2018.

The company completed the sale of Qdoba Restaurant Corporation ("Qdoba") on March 21, 2018. Qdoba results are included in discontinued operations for all periods presented.

Earnings from continuing operations were $48.1 million, or $1.70 per diluted share, for the third quarter of fiscal 2018 compared with $31.3 million, or $1.05 per diluted share, for the third quarter of fiscal 2017.

Operating Earnings Per Share(1), a non-GAAP measure, were $1.00 in the third quarter of fiscal 2018 compared with $0.79 in the prior year quarter. A reconciliation of non-GAAP Operating Earnings Per Share to GAAP results is provided below, with additional information included in the attachment to this release. Figures may not add due to rounding.

	12 Weeks Ended		40 Weeks Ended
	July 8, 2018	July 9, 2017	July 8, 2018	July 9, 2017
Diluted earnings per share from continuing operations – GAAP	$1.70	$1.05	$2.94	$3.11
Gains on the sale of company-operated restaurants	(0.74)	(0.30)	(1.05)	(0.43)
Restructuring charges	0.05	0.04	0.12	0.05
Non-cash impact of the Tax Cuts and Jobs Act	0.03	—	1.10	—
Excess tax benefits from share-based compensation arrangements	(0.04)	—	(0.07)	—
Operating Earnings Per Share – non-GAAP	$1.00	$0.79	$3.02	$2.73
____________________________
(1)	Operating Earnings Per Share represents diluted earnings per share from continuing operations on a GAAP basis excluding gains on the sale of company-operated restaurants, restructuring charges, the non-cash impact of the Tax Cuts and Jobs Act, and the excess tax benefits from share-based compensation arrangements which are now recorded as a component of income tax expense versus equity previously. See "Reconciliation of Non-GAAP Measurements to GAAP Results."

Adjusted EBITDA(2), a non-GAAP measure, was $64.4 million in the third quarter of fiscal 2018 compared with $62.4 million for the prior year quarter.

Lenny Comma, chairman and chief executive officer, said, “Our third quarter operating results were in line with our expectations, with system same-store sales returning to positive territory. We are pleased that this momentum has continued into the fourth quarter without resorting to deep discounting that we believe is not in the best interests of the long-term health of the brand.

"With the refranchising of 42 Jack in the Box® restaurants in the third quarter and 7 thus far in the fourth quarter, our franchise mix now stands at approximately 94 percent. We expect to sell one additional restaurant in the fourth quarter which will complete our refranchising initiative.

"We remain firmly committed to returning cash to shareholders with the purchase of $100 million of stock in the quarter and $200 million thus far this year. Following the completion of our longer-term financing plans, we plan to increase our leverage up to 5.0 times EBITDA and expect to return more than $1 billion over the next four years to our shareholders in the form of share repurchases and dividends.

"We look forward to sharing additional details about our long-term goals on our earnings call tomorrow morning. Our plans are focused on meeting evolving consumer needs, with emphasis on improving operations consistency and targeted investments designed to maximize our returns. To improve our brand relevance, by the end of fiscal 2021 we expect at least 80 percent of the system to have significant upgrades to the drive-thru experience or to be remodeled. Our key fiscal 2022 targets include system-wide sales of $4 billion, adjusted EBITDA of approximately $300 million, and free cash flow of approximately $175 million."

Increase/(decrease) in Jack in the Box same-store sales:
	12 Weeks Ended		40 Weeks Ended
	July 8, 2018	July 9, 2017*	July 8, 2018	July 9, 2017*
Company	0.6%	(1.6)%	0.5%	(0.9)%
Franchise	0.5%	0.1%	0.0%	1.5%
System	0.5%	(0.2)%	0.0%	0.9%
____________________________
*Note: Due to the transition from a 53-week year in fiscal 2016 to a 52-week year in fiscal 2017, year-over-year fiscal period comparisons are offset by one week. The change in same-store sales presented in the 2017 column uses comparable calendar periods to balance the one-week shift from fiscal 2016 and to provide a clearer year-over-year comparison.

____________________________
(2) Adjusted EBITDA represents net earnings on a GAAP basis excluding earnings from discontinued operations, income taxes, interest expense, net, gains on the sale of company-operated restaurants, impairment and other charges, net, depreciation and amortization, and the amortization of franchise tenant improvement allowances. See "Reconciliation of Non-GAAP Measurements to GAAP Results."

Jack in the Box system same-store sales increased 0.5 percent for the quarter and lagged the QSR sandwich segment by 2.1 percentage points for the comparable period, according to The NPD Group’s SalesTrack® Weekly for the 12-week time period ended July 8, 2018. Included in this segment are 16 of the top QSR sandwich and burger chains in the country. Company same-store sales increased 0.6 percent in the third quarter driven by average check growth of 2.6 percent, partially offset by a 2.0 percent decrease in transactions.

Restaurant-Level EBITDA(3), a non-GAAP measure, increased by 430 basis points to 27.5 percent of company restaurant sales in the third quarter of 2018 from 23.2 percent a year ago. The increase was due primarily to the benefit of refranchising, which was partially offset by wage inflation, and higher maintenance and repairs expenses. Food and packaging costs, as a percentage of company restaurant sales, decreased in the quarter due primarily to menu price increases and favorable product mix. Commodity costs were approximately flat in the quarter as compared with the prior year. Restaurant Operating Margin(3), a non-GAAP measure, increased to 23.9 percent of company restaurant sales in the third quarter of fiscal 2018 from 19.3 percent in the prior year quarter.

Franchise EBITDA(3), a non-GAAP measure, as a percentage of total franchise revenues decreased to 60.2 percent in the third quarter from 61.0 percent in the prior year quarter. The decrease was due primarily to incremental costs incurred in 2018 related to the implementation of a mystery guest program. Franchise Margin(3), a non-GAAP measure, decreased to 51.8 percent of total franchise revenues in the third quarter of fiscal 2018 compared with 52.7 percent in the third quarter of fiscal 2017.

SG&A expenses for the third quarter decreased by $8.0 million and were 10.7 percent of revenues compared with 11.4 percent in the prior year quarter. Advertising costs, which are included in SG&A, were $5.9 million in the third quarter compared with $8.2 million in the prior year quarter. The $2.3 million decrease in advertising costs was due to a $3.8 million decrease resulting from refranchising, which was partially offset by an incremental $1.5 million of spending in the quarter. The $5.7 million decrease in G&A excluding advertising was primarily driven by $3.6 million in transition services income resulting from the sale of Qdoba, which was reflected as a reduction to SG&A. The decrease was further attributable to $2.4 million of costs incurred in the prior year quarter while 31 franchised Jack in the Box restaurants taken back were closed, a $0.6 million decrease in share-based compensation, and a $0.4 million decrease in pension and postretirement benefits. These decreases were partially offset by mark-to-market adjustments on investments supporting the company's non-qualified retirement plans resulting in a $1.1 million year-over-year increase in SG&A. As a percentage of system-wide sales, G&A excluding advertising was 1.8 percent in the third quarter of 2018 compared with 2.5 percent in the 2017 quarter.

______________________
(3)	Restaurant Operating Margin, Restaurant-Level EBITDA, Franchise Margin, and Franchise EBITDA are non-GAAP measures. These non-GAAP measures are reconciled to earnings from operations, the most comparable GAAP measure, in the attachment to this release. See "Reconciliation of Non-GAAP Measurements to GAAP Results."

In fiscal 2018, the company began presenting depreciation and amortization as a separate line item in its condensed consolidated statements of earnings to better align with similar presentation made by many of its peers and to provide additional disclosure that is meaningful for investors. The prior year condensed consolidated statement of earnings was adjusted to conform with this new presentation. Depreciation and amortization was previously presented within company restaurant costs, franchise occupancy expenses, selling, general and administrative expenses, and impairment and other charges, net, in the company's condensed consolidated statements of earnings.

Restructuring charges of $1.9 million, or approximately $0.05 per diluted share, were recorded during the third quarter of fiscal 2018 compared with $1.8 million, or $0.04 per diluted share, in the prior year quarter. Restructuring charges are included in "Impairment and other charges, net" in the accompanying condensed consolidated statements of earnings. Including these charges, impairment and other charges, net, decreased in the third quarter to $3.3 million from $4.9 million in the year ago quarter.

Interest expense, net, increased by $1.5 million in the third quarter due primarily to a higher effective interest rate for 2018.

The Tax Cuts and Jobs Act (the "Tax Act"), enacted into law on December 22, 2017, reduced the federal statutory rate from 35 percent to 21 percent as of January 1, 2018. As a company with a fiscal year-end of September 30, the tax rate reduction will be phased in, resulting in a blended statutory federal tax rate of 24.5 percent for the fiscal year ending September 30, 2018. In addition, the Tax Act resulted in a non-cash increase to the provision for income taxes of $0.9 million, or $0.03 per diluted share, for the third quarter of fiscal 2018, and $32.1 million, or $1.10 per diluted share, for the 40 weeks ended July 8, 2018, related primarily to the revaluation of deferred tax assets and liabilities at the new lower rates. This revaluation was based upon estimates and interpretations of the Tax Act which may be refined as further guidance is issued.

In the first quarter of fiscal 2018, the company adopted Accounting Standards Update No. 2016-09, Compensation-Stock Compensation: Improvements to Employee Share-Based Payment Accounting (“ASU 2016-09”). As required by the updated accounting standard, excess tax benefits or deficiencies are now recorded to the provision for income taxes in the condensed consolidated statement of earnings, on a prospective basis, instead of additional paid-in capital in the condensed consolidated balance sheet. The adoption resulted in a reduction to the provision for income taxes of $1.3 million, or $0.04 per diluted share, for the third quarter of fiscal 2018, and $2.1 million, or $0.07 per diluted share, for the 40 weeks ended July 8, 2018, but had no additional impact on cash paid for income taxes. Excess tax benefits will vary in future periods, as such amounts are dependent on the number of shares released related to employee stock compensation arrangements and fluctuations in the company’s stock price.

Qdoba Discontinued Operations

In the first quarter of fiscal 2018, the company entered into a definitive agreement to sell Qdoba, a wholly owned subsidiary of the company, to certain funds managed by affiliates of Apollo Global Management, LLC (together with its consolidated subsidiaries, "Apollo"). The transaction closed on March 21, 2018, and operating results for Qdoba are included in discontinued operations for all periods presented. However, the company did not allocate any general and administrative shared services expenses to discontinued operations prior to the sale.

Capital Allocation

The company repurchased approximately 1.2 million shares of its common stock in the third quarter of 2018 at an average price of $82.78 per share for an aggregate cost of $100.0 million. The company currently has approximately $181.0 million remaining under a stock-buyback program authorized by its Board of Directors that expires in November 2019.

The company also announced today that on August 3, 2018, its Board of Directors declared a cash dividend of $0.40 per share on the company's common stock. The dividend is payable on September 5, 2018, to shareholders of record at the close of business on August 20, 2018.

Guidance

This release includes forward-looking guidance for certain non-GAAP financial measures, including Restaurant-Level EBITDA, Adjusted EBITDA and free cash flow, which the company defines as cash flow from operations (including tenant improvement allowances) less capital expenditures. The company believes free cash flow is an important liquidity measure for investors because it communicates how much cash flow is available for working capital needs or to be used for repurchasing shares, paying dividends, repaying or refinancing debt, or other uses of cash. The company is unable without unreasonable effort to provide reconciliations of these forward-looking non-GAAP measures.

Fourth Quarter and Fiscal Year 2018 Guidance

The following guidance and underlying assumptions reflect the company’s current expectations for the fourth quarter and fiscal year ending September 30, 2018. Fiscal 2018 and fiscal 2017 are 52-week years, with 16 weeks in the first quarter, and 12 weeks in each of the second, third and fourth quarters.

Fourth quarter fiscal year 2018 guidance

  System same-store sales increase of approximately 1.0 to 2.0 percent versus a 1.0 percent decrease in the year-ago quarter.

Fiscal year 2018 guidance

  System same-store sales of approximately flat to up 0.5 percent.
  Commodity cost inflation of approximately 3.0 percent.
  Restaurant-Level EBITDA of approximately 26.0 to 27.0 percent of company restaurant sales.
  SG&A as a percentage of revenues of approximately 12.0 percent, which includes incremental advertising spending on behalf of the system.
  G&A as a percentage of system-wide sales of approximately 2.2 percent.
  Approximately 15 to 20 new restaurants opening system-wide, the majority of which will be franchise locations.
  Capital expenditures of approximately $30 to $35 million.
  Tenant improvement allowances of approximately $15 to $20 million.
  Tax rate of approximately 28.0 to 29.0 percent, excluding the non-cash impact of the Tax Act and the tax impact of excess tax benefits from share-based compensation arrangements which are now recorded as a component of income tax expense versus equity previously.
  Adjusted EBITDA of approximately $260 to $270 million.

Long-Term Guidance (fiscal 2019 through fiscal 2022)

The guidance below does not reflect the impact of new accounting standards, including the revenue recognition accounting standard that will be adopted in fiscal 2019 or the new lease accounting standard that will be adopted in fiscal 2020. The new revenue recognition standard will result in the inclusion of advertising fund revenues and expenses as well as certain other fees in the income statement, as well as the amortization of franchise fees over the terms of the franchise agreements.

  System-wide sales of approximately $4 billion in fiscal 2022, driven by low single-digit increases in both annual same-store sales and system-wide unit growth.
  Restaurant-Level EBITDA of approximately 25.0 to 27.0 percent of company restaurant sales, depending on same-store sales, and labor and commodity inflation.
  G&A as a percentage of system-wide sales declining steadily to approximately 1.9 percent beginning in fiscal 2021.
  Adjusted EBITDA growing to approximately $300 million in fiscal 2022.
  Following implementation of a new capital structure in the first half of fiscal 2019, the company expects to increase its leverage ratio to approximately 5.0 times EBITDA.
  Tax rate of approximately 26.0 percent, subject to fluctuations arising from the impact of excess tax benefits from share-based compensation arrangements.
  Recurring capital expenditures of approximately $20 to 25 million per year, including technology and equipment investments. In addition, capital expenditures of approximately $10 to $15 million per year in fiscal 2019 through fiscal 2021 for drive-thru enhancements and remodels at company restaurants.
  Tenant improvement allowances of approximately $25 to $35 million per year in fiscal 2019 through fiscal 2021.
  The company expects at least 80 percent of the system to have significant upgrades to the drive-thru experience or to be remodeled by the end of fiscal 2021.
  Free cash flow growing to approximately $175 million in 2022.
  The company expects to return more than $1 billion to shareholders over the next four years, in the form of share repurchases and dividends.

Conference Call

The company will host a conference call for financial analysts and investors on Thursday, August 9, 2018, beginning at 8:30 a.m. PT (11:30 a.m. ET). The conference call will be broadcast live over the Internet via the Jack in the Box Inc. corporate website. To access the live call through the Internet, log onto the Investors section of the Jack in the Box Inc. website at http://investors.jackinthebox.com at least 15 minutes prior to the event in order to download and install any necessary audio software. A replay of the call will be available through the Jack in the Box Inc. corporate website for 21 days, beginning at approximately 11:30 a.m. PT on August 9, 2018.

About Jack in the Box Inc.

Jack in the Box Inc. (NASDAQ: JACK), based in San Diego, is a restaurant company that operates and franchises Jack in the Box® restaurants, one of the nation’s largest hamburger chains, with more than 2,200 restaurants in 21 states and Guam. For more information on Jack in the Box, including franchising opportunities, visit www.jackinthebox.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements may be identified by words such as “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “goals,” “guidance,” “intend,” “plan,” “project,” “may,” “will,” “would” and similar expressions. These statements are based on management’s current expectations, estimates, forecasts and projections about our business and the industry in which we operate. These estimates and assumptions involve known and unknown risks, uncertainties, and other factors that are in some cases beyond our control. Factors that may cause our actual results to differ materially from any forward-looking statements include, but are not limited to: the success of new products, marketing initiatives and restaurant remodels and drive-thru enhancements; the impact of competition, unemployment, trends in consumer spending patterns and commodity costs; the company's ability to reduce G&A and operate efficiently; the company’s ability to achieve and manage its planned growth, which is affected by the availability of a sufficient number of suitable new restaurant sites, the performance of new restaurants, risks relating to expansion into new markets and successful franchisee development; litigation risks; the company's ability to enhance shareholder value; supply chain disruption; food-safety incidents or negative publicity impacting the reputation of the company's brand; the company’s ability to obtain additional financing and increase our debt leverage; and stock market volatility. These and other factors are discussed in the company’s annual report on Form 10-K and its periodic reports on Form 10-Q filed with the Securities and Exchange Commission, which are available online at http://investors.jackinthebox.com or in hard copy upon request. The company undertakes no obligation to update or revise any forward-looking statement, whether as the result of new information or otherwise.

JACK IN THE BOX INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (In thousands, except per share data) (Unaudited)

	12 Weeks Ended		40 Weeks Ended
	July 8, 2018	July 9, 2017	July 8, 2018	July 9, 2017
Revenues:
Company restaurant sales	$87,574	$157,772	$371,149	$576,618
Franchise rental revenues	61,622	52,824	196,682	175,555
Franchise royalties and other	38,787	35,505	124,387	112,993
	187,983	246,101	692,218	865,166
Operating costs and expenses, net:
Company restaurant costs(1):
Food and packaging	24,946	46,182	106,448	166,213
Payroll and employee benefits	24,875	46,486	106,911	171,198
Occupancy and other	13,715	28,426	59,608	98,071
Total company restaurant costs(1)	63,536	121,094	272,967	435,482
Franchise occupancy expenses(1)	37,401	32,548	119,987	106,281
Franchise support and other costs	2,829	1,952	7,894	6,223
Selling, general and administrative expenses(1)	20,094	28,110	81,736	94,744
Depreciation and amortization(1)	13,194	15,336	46,306	52,721
Impairment and other charges, net(1)	3,265	4,873	10,449	8,894
Gains on the sale of company-operated restaurants	(28,676)	(13,250)	(43,088)	(21,166)
	111,643	190,663	496,251	683,179
Earnings from operations	76,340	55,438	195,967	181,987
Interest expense, net	10,873	9,382	34,066	28,828
Earnings from continuing operations and before income taxes	65,467	46,056	161,901	153,159
Income taxes	17,334	14,764	75,898	55,928
Earnings from continuing operations	48,133	31,292	86,003	97,231
(Losses) earnings from discontinued operations, net of taxes	(2,826)	5,059	19,099	8,143
Net earnings	$45,307	$36,351	$105,102	$105,374

Net earnings per share - basic:
Earnings from continuing operations	$1.72	$1.06	$2.97	$3.14
(Losses) earnings from discontinued operations	(0.10)	0.17	0.66	0.26
Net earnings per share(2) - basic	$1.62	$1.23	$3.63	$3.40
Net earnings per share - diluted:
Earnings from continuing operations	$1.70	$1.05	$2.94	$3.11
(Losses) earnings from discontinued operations	(0.10)	0.17	0.65	0.26
Net earnings per share(2) - diluted	$1.60	$1.22	$3.59	$3.37
Weighted-average shares outstanding:
Basic	28,042	29,474	28,989	30,976
Diluted	28,296	29,718	29,284	31,234

Dividends declared per common share	$0.40	$0.40	$1.20	$1.20

(1)	In 2018, the company began presenting depreciation and amortization as a separate line item in its condensed consolidated statements of earnings to better align with similar presentation made by many of its peers and to provide additional disclosure that is meaningful for investors. The prior year condensed consolidated statement of earnings was adjusted to conform with this new presentation.
(2)	Earnings per share may not add due to rounding.

JACK IN THE BOX INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS (In thousands, except share and per share data) (Unaudited)

	July 8, 2018	October 1, 2017
ASSETS
Current assets:
Cash	$138	$4,467
Accounts and other receivables, net	90,677	59,609
Inventories	2,115	3,445
Prepaid expenses	36,464	27,532
Current assets held for sale	15,276	42,732
Other current assets	4,688	1,493
Total current assets	149,358	139,278
Property and equipment:
Property and equipment, at cost	1,207,038	1,262,117
Less accumulated depreciation and amortization	(774,741)	(777,841)
Property and equipment, net	432,297	484,276
Other Assets:
Intangible assets, net	679	1,413
Goodwill	46,848	51,412
Non-current assets held for sale	—	280,796
Other assets, net	250,267	277,570
Total other assets	297,794	611,191
	$879,449	$1,234,745
LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Current maturities of long-term debt	$42,594	$64,225
Accounts payable	36,198	28,366
Accrued liabilities	101,453	135,054
Current liabilities held for sale	—	34,345
Total current liabilities	180,245	261,990
Long-term liabilities:
Long-term debt, net of current maturities	953,364	1,079,982
Non-current liabilities held for sale	—	32,078
Other long-term liabilities	236,310	248,825
Total long-term liabilities	1,189,674	1,360,885
Stockholders’ deficit:
Preferred stock $0.01 par value, 15,000,000 shares authorized, none issued	—	—
Common stock $0.01 par value, 175,000,000 shares authorized, 81,986,272 and 81,843,483 issued, respectively	820	818
Capital in excess of par value	463,872	453,432
Retained earnings	1,555,945	1,485,820
Accumulated other comprehensive loss	(120,668)	(137,761)
Treasury stock, at cost, 54,730,769 and 52,411,407 shares, respectively	(2,390,439)	(2,190,439)
Total stockholders’ deficit	(490,470)	(388,130)
	$879,449	$1,234,745

JACK IN THE BOX INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (In thousands) (Unaudited)

	40 Weeks Ended
	July 8, 2018	July 9, 2017
Cash flows from operating activities:
Net earnings	$105,102	$105,374
Earnings from discontinued operations	19,099	8,143
Income from continuing operations	86,003	97,231
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	46,306	52,721
Amortization of franchise tenant improvement allowances	497	74
Deferred finance cost amortization	2,268	2,707
Excess tax benefits from share-based compensation arrangements	(2,084)	(4,133)
Deferred income taxes	38,544	5,222
Share-based compensation expense	7,830	8,184
Pension and postretirement expense	1,789	3,242
Gains on cash surrender value of company-owned life insurance	(1,335)	(364)
Gains on the sale of company-operated restaurants	(43,088)	(21,166)
Losses on the disposition of property and equipment, net	958	1,761
Impairment charges and other	2,205	1,515
Changes in assets and liabilities, excluding dispositions:
Accounts and other receivables	945	12,929
Inventories	1,330	1,109
Prepaid expenses and other current assets	(27,448)	(15,019)
Accounts payable	3,135	(1,571)
Accrued liabilities	(34,653)	(24,805)
Pension and postretirement contributions	(4,384)	(4,110)
Franchise tenant improvement allowance distributions	(9,099)	—
Other	(10,351)	(8,812)
Cash flows provided by operating activities	59,368	106,715
Cash flows from investing activities:
Purchases of property and equipment	(25,730)	(24,681)
Purchases of assets intended for sale and leaseback	(5,491)	(3,192)
Proceeds from the sale and leaseback of assets	7,571	2,466
Proceeds from the sale of company-operated restaurants	23,666	62,923
Collections on notes receivable	34,057	1,282
Proceeds from the sale of property and equipment	3,799	2,892
Other	2,921	(1,712)
Cash flows provided by investing activities	40,793	39,978
Cash flows from financing activities:
Borrowings on revolving credit facilities	560,800	638,500
Repayments of borrowings on revolving credit facilities	(412,100)	(400,000)
Principal repayments on debt	(293,671)	(43,064)
Debt issuance costs	(1,367)	—
Dividends paid on common stock	(34,609)	(37,194)
Proceeds from issuance of common stock	2,365	5,166
Repurchases of common stock	(200,000)	(334,361)
Excess tax benefits from share-based compensation arrangements	—	4,133
Change in book overdraft	(573)	—
Payroll tax payments for equity award issuances	(7,250)	(8,934)
Cash flows used in financing activities	(386,405)	(175,754)
Cash flows used in continuing operations	(286,244)	(29,061)
Net cash provided by operating activities of discontinued operations	5,159	42,127
Net cash provided by (used in) investing activities of discontinued operations	273,653	(22,435)
Net cash used in financing activities of discontinued operations	(78)	(99)
Net cash provided by discontinued operations	278,734	19,593
Effect of exchange rate changes on cash	6	(2)
Cash at beginning of period, including discontinued operations cash	7,642	17,030
Cash at end of period, including discontinued operations cash	$138	$7,560

JACK IN THE BOX INC. AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION

The following table presents certain income and expense items included in our condensed consolidated statements of earnings as a percentage of total revenues, unless otherwise indicated. Percentages may not add due to rounding.

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS DATA (Unaudited)

	12 Weeks Ended		40 Weeks Ended
	July 8, 2018	July 9, 2017	July 8, 2018	July 9, 2017
Revenues:
Company restaurant sales	46.6%	64.1%	53.6%	66.6%
Franchise rental revenues	32.8%	21.5%	28.4%	20.3%
Franchise royalties and other	20.6%	14.4%	18.0%	13.1%
Total revenues	100.0%	100.0%	100.0%	100.0%
Operating costs and expenses, net:
Company restaurant costs:
Food and packaging(1)	28.5%	29.3%	28.7%	28.8%
Payroll and employee benefits(1)	28.4%	29.5%	28.8%	29.7%
Occupancy and other(1)	15.7%	18.0%	16.1%	17.0%
Total company restaurant costs(1)	72.5%	76.8%	73.5%	75.5%
Franchise occupancy expenses(2)	60.7%	61.6%	61.0%	60.5%
Franchise support and other costs(3)	7.3%	5.5%	6.3%	5.5%
Selling, general and administrative expenses	10.7%	11.4%	11.8%	11.0%
Depreciation and amortization	7.0%	6.2%	6.7%	6.1%
Impairment and other charges, net	1.7%	2.0%	1.5%	1.0%
Gains on the sale of company-operated restaurants	(15.3)%	(5.4)%	(6.2)%	(2.4)%
Earnings from operations	40.6%	22.5%	28.3%	21.0%
Income tax rate(4)	26.5%	32.1%	46.9%	36.5%

(1)	As a percentage of company restaurant sales.
(2)	As a percentage of franchise rental revenues.
(3)	As a percentage of franchise royalties and other.
(4)	As a percentage of earnings from continuing operations and before income taxes.

Jack in the Box system sales (dollars in thousands):

	12 Weeks Ended		40 Weeks Ended
	July 8, 2018	July 9, 2017	July 8, 2018	July 9, 2017
Company-owned restaurant sales	$87,574	$157,772	$371,149	$576,618
Franchised restaurant sales(1)	716,453	641,830	2,301,031	2,096,906
System sales(1)	$804,027	$799,602	$2,672,180	$2,673,524

(1)	Franchised restaurant sales represent sales at franchised restaurants and are revenues of our franchisees. System sales include company and franchised restaurant sales. We do not record franchised sales as revenues; however, our royalty revenues and percentage rent revenues are calculated based on a percentage of franchised sales. We believe franchised and system restaurant sales information is useful to investors as they have a direct effect on the company's profitability.

The following table summarizes the year-to-date changes in the number and mix of Jack in the Box company and franchise restaurants:

SUPPLEMENTAL RESTAURANT ACTIVITY INFORMATION (Unaudited)

	2018			2017
	Company	Franchise	Total	Company	Franchise	Total

Beginning of year	276	1,975	2,251	417	1,838	2,255
New	1	8	9	2	15	17
Refranchised	(127)	127	—	(118)	118	—
Acquired from franchisees	—	—	—	50	(50)	—
Closed	(4)	(15)	(19)	(11)	(6)	(17)
End of period	146	2,095	2,241	340	1,915	2,255
% of system	7%	93%	100%	15%	85%	100%

JACK IN THE BOX INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP MEASUREMENTS TO GAAP RESULTS
(Unaudited)

Within this release, the company makes reference to Operating Earnings Per Share, Adjusted EBITDA, Restaurant Operating Margin, Restaurant-Level EBITDA, Franchise Margin and Franchise EBITDA, which are non-GAAP financial measures. Operating Earnings Per Share represents diluted earnings per share from continuing operations on a GAAP basis excluding gains or losses on the sale of company-operated restaurants, restructuring charges, the non-cash impact of the Tax Act, and the excess tax benefits from share-based compensation arrangements which are now recorded as a component of income tax expense versus equity previously. Adjusted EBITDA represents net earnings on a GAAP basis excluding gains or losses from discontinued operations, income taxes, interest expense, net, gains or losses on the sale of company-operated restaurants, impairment and other charges, depreciation and amortization, and the amortization of franchise tenant improvement allowances. Restaurant-Level EBITDA and Franchise EBITDA represent earnings from operations on a GAAP basis adjusted to exclude depreciation and amortization allocated to company restaurant operations and franchise operations, the amortization of franchise tenant improvement allowances, and other operating expenses, such as general and administrative expenses, which include the costs of functions such as accounting, finance and human resources, and other costs such as pension expense, share-based compensation, impairment and other charges, net, and gains or losses on the sale of company-operated restaurants. Restaurant Operating Margin and Franchise Margin are derived from Restaurant-Level EBITDA and Franchise EBITDA, respectively, plus depreciation and amortization and the amortization of franchise tenant improvement allowances.

The company is presenting Operating Earnings Per Share, Adjusted EBITDA, Restaurant Operating Margin, Restaurant-Level EBITDA, Franchise Margin and Franchise EBITDA because it believes that they provide a meaningful supplement to net earnings of the company's core business operating results, as well as a comparison to those of other similar companies. Management believes that these measurements, when viewed with the company's results of operations in accordance with GAAP and the accompanying reconciliations in the tables below, provide useful information about operating performance and period-over-period changes, and provide additional information that is useful for evaluating the operating performance of the company's core business without regard to potential distortions. Additionally, management believes that Adjusted EBITDA, Restaurant-Level EBITDA and Franchise EBITDA permit investors to gain an understanding of the factors and trends affecting the company's ongoing cash earnings, from which capital investments are made and debt is serviced.

However, Operating Earnings Per Share, Adjusted EBITDA, Restaurant Operating Margin, Restaurant-Level EBITDA, Franchise Margin and Franchise EBITDA are not measures of financial performance or liquidity under GAAP and, accordingly, should not be considered as alternatives to net earnings, earnings from operations or cash flow from operating activities as indicators of operating performance or liquidity. The company encourages investors to rely upon its GAAP numbers but includes these non-GAAP financial measures as supplemental metrics to assist investors. These non-GAAP financial measures should not be considered as a substitute for, or superior to, financial measures calculated in accordance with GAAP. In addition, these non-GAAP financial measures used by the company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies.

Below is a reconciliation of non-GAAP Operating Earnings Per Share to the most directly comparable GAAP measure, diluted earnings per share from continuing operations. Figures may not add due to rounding.

	12 Weeks Ended		40 Weeks Ended
	July 8, 2018	July 9, 2017	July 8, 2018	July 9, 2017
Diluted earnings per share from continuing operations – GAAP	$1.70	$1.05	$2.94	$3.11
Gains on the sale of company-operated restaurants	(0.74)	(0.30)	(1.05)	(0.43)
Restructuring charges	0.05	0.04	0.12	0.05
Non-cash impact of the Tax Cuts and Jobs Act	0.03	—	1.10	—
Excess tax benefits from share-based compensation arrangements	(0.04)	—	(0.07)	—
Operating Earnings Per Share – non-GAAP	$1.00	$0.79	$3.02	$2.73

Below is a reconciliation of non-GAAP Adjusted EBITDA to the most directly comparable GAAP measure, net earnings (in thousands).

	12 Weeks Ended		40 Weeks Ended
	July 8, 2018	July 9, 2017	July 8, 2018	July 9, 2017
Net earnings - GAAP	$45,307	$36,351	$105,102	$105,374
Losses (earnings) from discontinued operations, net of taxes	2,826	(5,059)	(19,099)	(8,143)
Income taxes	17,334	14,764	75,898	55,928
Interest expense, net	10,873	9,382	34,066	28,828
Earnings from operations	76,340	55,438	195,967	181,987
Gains on the sale of company-operated restaurants	(28,676)	(13,250)	(43,088)	(21,166)
Impairment and other charges, net	3,265	4,873	10,449	8,894
Depreciation and amortization	13,194	15,336	46,306	52,721
Amortization of franchise tenant improvement allowances	232	26	497	74
Adjusted EBITDA – non-GAAP	$64,355	$62,423	$210,131	$222,510

Below is a reconciliation of non-GAAP Restaurant Operating Margin, Restaurant-Level EBITDA, Franchise Margin and Franchise EBITDA to the most directly comparable GAAP measure, earnings from operations (in thousands).

	12 Weeks Ended				40 Weeks Ended
	July 8, 2018		July 9, 2017		July 8, 2018		July 9, 2017
Earnings from operations(1) - GAAP	$76,340		$55,438		$195,967		$181,987
Other operating expenses, net:
Selling, general and administrative expenses	$(20,094)		$(28,110)		$(81,736)		$(94,744)
Impairment and other charges, net	(3,265)		(4,873)		(10,449)		(8,894)
Gains on the sale of company-operated restaurants	28,676		13,250		43,088		21,166
Total other operating income (expenses), net	$5,317		$(19,733)		$(49,097)		$(82,472)

Franchise operations:
Franchise rental revenues	$61,622		$52,824		$196,682		$175,555
Franchise royalties and other	38,787		35,505		124,387		112,993
Total franchise revenues	100,409		88,329		321,069		288,548
Franchise occupancy expenses	(37,401)		(32,548)		(119,987)		(106,281)
Franchise support and other costs	(2,829)		(1,952)		(7,894)		(6,223)
Amortization of franchise tenant improvement allowances	232		26		497		74
Franchise EBITDA - non-GAAP(2)	60,411	60.2%	53,855	61.0%	193,685	60.3%	176,118	61.0%
Depreciation and amortization(2)	(8,207)	8.2%	(7,264)	8.2%	(26,116)	8.1%	(23,336)	8.1%
Amortization of franchise tenant improvement allowances(2)	(232)	0.2%	(26)	—%	(497)	0.2%	(74)	—%
Franchise Margin - non-GAAP(2)	$51,972	51.8%	$46,565	52.7%	$167,072	52.0%	$152,708	52.9%

Company restaurant operations:
Company restaurant sales	$87,574		$157,772		$371,149		$576,618
Food and packaging(3)	(24,946)	28.5%	(46,182)	29.3%	(106,448)	28.7%	(166,213)	28.8%
Payroll and employee benefits(3)	(24,875)	28.4%	(46,486)	29.5%	(106,911)	28.8%	(171,198)	29.7%
Occupancy and other(3)	(13,715)	15.7%	(28,426)	18.0%	(59,608)	16.1%	(98,071)	17.0%
Restaurant-Level EBITDA - non-GAAP(3)	24,038	27.5%	36,678	23.2%	98,182	26.5%	141,136	24.5%
Depreciation and amortization(3)	(3,074)	3.5%	(6,219)	3.9%	(13,705)	3.7%	(23,653)	4.1%
Restaurant Operating Margin - non-GAAP(3)	$20,964	23.9%	$30,459	19.3%	$84,477	22.8%	$117,483	20.4%

Depreciation and amortization:
Company restaurant occupancy and other	$(3,074)		$(6,219)		$(13,705)		$(23,653)
Franchise occupancy expenses	(8,207)		(7,264)		(26,116)		(23,336)
Impairment and other charges, net	(6)		(28)		(20)		(42)
Selling, general and administrative expenses	(1,907)		(1,825)		(6,465)		(5,690)
Total depreciation and amortization	$(13,194)		$(15,336)		$(46,306)		$(52,721)

(1)	Earnings from operations is the sum of total other operating expenses, net, Franchise EBITDA, Restaurant-Level EBITDA, and depreciation and amortization, plus the amortization of franchise tenant improvement allowances.
(2)	Percentages are calculated based on a percentage of total franchise revenues.
(3)	Percentages are calculated based on a percentage of company restaurant sales.

CONTACT:
Jack in the Box Inc.
Investor Contact:
Carol DiRaimo, (858) 571-2407
or
Media Contact:
Brian Luscomb, (858) 571-2291